Radio One, Inc. Announces Revised Preliminary Results and Increased Ownership and Consolidation of TV One

    WASHINGTON, May 3, 2011 /PRNewswire via COMTEX/ --Radio One, Inc. (the "Company" or "Radio One") (Nasdaq: ROIAK; ROIA) today announced updated preliminary results for the quarter ended March 31, 2011. The Company anticipates net revenue of approximately $65.0 million, an increase of $6.0 million from the same period in 2010, an increase of 10.2%. The Company now anticipates Adjusted EBITDA(1) of approximately $9.9 million to $10.9 million. However, the Company now anticipates a net loss of $1.22 to $1.24 per share for the quarter ended March 31, 2011. The Company had previously anticipated a net loss of $0.37 to $0.39 per share for the period. The increase in the anticipated net loss is primarily the result of a non-cash charge related to its provision for income taxes. The Company now anticipates a provision for income taxes for the quarter ended March 31, 2011 of $45.6 million irrespective of the Company continuing to hold net operating losses of approximately $548.0 million. Approximately $45.3 million of the amount reflects the increase in deferred tax liabilities associated with the amortization of certain of the Company's radio broadcast licenses for tax purposes.

    The Company also made two announcements concerning its investment in TV One, LLC ("TV One"). First, Radio One announced that TV One has closed upon the redemption of a 12.4% ownership interest held by DIRECTV. As an effect of the redemption, Radio One's ownership interest in TV One has now increased to approximately 50.9%, giving Radio One a majority interest in TV One. Further, Radio One announced that it will account for TV One on a consolidated basis as of April 14, 2011. The Company made the announcement after having executed an amendment to the TV One operating agreement with the remaining members of TV One concerning certain governance issues separate and apart from the redemption transaction increasing Radio One's interest in TV One.

Cautionary Information Regarding Forward-Looking Statements

    This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements represent management's current expectations and are based upon information available to the Company at the time of this press release. These forward-looking statements involve known and unknown risks, uncertainties and other factors, some of which are beyond the Company's control, that may cause the actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially are described in the Company's reports on Forms 10-K, 10-Q, 10-Q/A and other filings with the SEC.

About Radio One, Inc.

    Radio One, Inc. (http://www.radio-one.com/) is a diversified media company that primarily targets African-American and urban consumers. The Company is one of the nation's largest radio broadcasting companies, currently owning 53 broadcast stations located in 16 urban markets in the United States. As a part of its core broadcasting business, Radio One operates syndicated programming including the Russ Parr Morning Show (http://www.therussparrmorningshow.com/) the Yolanda Adams Morning Show (www.syndication1.com/yolanda.htm), the Rickey Smiley Morning Show (www.syndication1.com/rickey.htm), CoCo Brother Live (www.syndication1.com/coco.htm), CoCo Brother's "Spirit" (www.syndication1.com/coco.htm) program, Bishop T.D. Jakes' "Empowering Moments" (www.syndication1.com/td.htm), the Reverend Al Sharpton Show (www.syndication1.com/al.htm), and the Warren Ballentine Show (www.syndication1.com/warren.htm). The Company also owns a controlling interest in Reach Media, Inc. (http://www.blackamericaweb.com/), owner of the Tom Joyner Morning Show and other businesses associated with Tom Joyner. Beyond its core radio broadcasting business, Radio One owns Interactive One (http://www.interactiveone.com/), an online platform serving the African-American community through social content, news, information, and entertainment, which operates a number of branded sites, including NewsOne, TheUrbanDaily, HelloBeautiful, Community Connect Inc. an online social networking company, which operates a number of branded sites, including BlackPlanet, MiGente, and AsianAvenue, and an interest in TV One, LLC (http://www.tvoneonline.com/), a cable/satellite network programming primarily to African-Americans

    (1) "Adjusted EBITDA" consists of net loss plus (1) depreciation, amortization, income taxes, interest expense, noncontrolling interest in income of subsidiaries, impairment of long-lived assets, stock-based compensation, loss on retirement of debt, less (2) interest income, other income, equity in income of affiliated company and income from discontinued operations, net of tax. Net income before interest income, interest expense, income taxes, depreciation and amortization is commonly referred to in our business as "EBITDA." Adjusted EBITDA and EBITDA are not measures of financial performance under generally accepted accounting principles. We believe Adjusted EBITDA is often a useful measure of a company's operating performance and is a significant basis used by our management to measure the operating performance of our business because Adjusted EBITDA excludes charges for depreciation, amortization and interest expense that have resulted from our acquisitions and debt financing, our taxes, impairment charges, as well as our equity in income of our affiliated company, loss on retirements of debt, and any discontinued operations. Accordingly, we believe that Adjusted EBITDA provides useful information about the operating performance of our business, apart from the expenses associated with our fixed assets and long-lived intangible assets, capital structure or the results of our affiliated company. Adjusted EBITDA is frequently used as one of the bases for comparing businesses in our industry, although our measure of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Adjusted EBITDA and EBITDA do not purport to represent operating income or cash flow from operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as alternatives to those measurements as an indicator of our performance.

SOURCE Radio One, Inc.